Exhibit 99.1

CONSENT OF BRUCE G. BLAKLEY

I consent to the use of my name as a Director Nominee in the section “Management” in the Registration Statement to be filed by Excel Trust, Inc. on Form S-11 and the related Prospectus and any amendments thereto.

Dated: December 23, 2009

/s/ Bruce G. Blakley
Bruce G. Blakley